UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012

FSP 50 SOUTH TENTH STREET CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-52551	20-5530367
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

FSP 50 South Tenth Street Corp. (the “Registrant”) is a Delaware corporation formed to purchase, own and operate a 12-story multi-tenant office and retail building containing approximately 498,768 rentable square feet (“RSF”) of space located in downtown Minneapolis, Minnesota (the “Property”). The Registrant operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

The Property primarily has office and retail space, which collectively was approximately 98.8% occupied as of December 31, 2011. There is approximately 449,233 RSF of office space, approximately 36,415 RSF of retail space and approximately 13,120 RSF of storage space. Oracle America, Inc. (“Oracle America”) leases approximately 242,107 RSF of office space through March 31, 2014. Oracle America subleases a portion (approximately 215,838 RSF) of its office space to Target Corporation (“Target”) and the balance (approximately 26,269 RSF) to another tenant. Ryan Companies US, Inc. (“Ryan”) leases approximately 86,381 RSF of office space through March 31, 2012. In addition, Target directly leases approximately 43,506 RSF of office space through June 30, 2015.

New Target Lease

On February 29, 2012, the Registrant and Target entered into a new Office Lease Agreement (the “Lease”) whereby Target extends and expands its lease of space at the Property, effectively leasing 100% of the Property’s office space (449,233 RSF) through March 31, 2030 with no early termination rights. The office space that is subject to the Lease becomes part of the leased premises at different times that are tied to the expiration dates of existing leases at the Property. However, in the event that any office space that is currently leased by an existing tenant becomes available prior to its scheduled expiration date, Target is required to accept delivery of such office space on the earlier of (i) the date three months after the Registrant provides written notice of the availability of such office space to Target or (ii) the originally scheduled commencement date for such office space. The initial leased premises contain an aggregate of 259,344 RSF, are located on floors 7-11 and a portion of floor 4 and have a commencement date of April 1, 2014. The balance of space contains an aggregate of 189,889 RSF and will become part of the leased premises pursuant to the following put arrangement:

Floor:	Put Premises RSF:	Space Components:	Put Premises Commencement Dates:
Floor 4	14,506 RSF	Suite 440 and 450	April 1, 2012
Floor 3	71,875 RSF	Suite 300	April 1, 2012
Floor 5	26,269 RSF	Suite 500	April 1, 2014
Floor 5	16,707 RSF	Suites 570, 560, 530 and 520	May 1, 2016
Floor 4	17,550 RSF	Suites 490, 470 and 460	July 1, 2016
Floor 6	26,911 RSF	Suites 680, 660, 620, 600 and 670	January 1, 2017
Floor 6	16,071 RSF	Suites 610, 640 and 650	March 1, 2017
Total:	189,889 RSF

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Target also has the right to extend the term of the Lease beyond March 31, 2030 for a minimum of 225,000 RSF for two consecutive additional periods of five years each at prevailing market rental rates upon delivery of prior written notice and satisfaction of certain other customary conditions.

Rent is comprised of base rent and Target’s share of basic operating costs. Base rent increases each year. There is no “free-rent” or reduced rent period. In lieu of any further tenant improvement allowance, abatement of rent or any other lease concessions, the Registrant is required to pay Target a tenant incentive payment in the amount of $23,950,000. In addition, the Registrant is also required to pay brokerage fees relating to the consummation of the Lease in the amount of $6,688,000.

Early Termination of Ryan Lease

On February 29, 2012, the Registrant and Ryan entered into a Lease Termination Agreement (the “Lease Termination Agreement”) whereby the parties agreed to terminate Ryan’s lease with the Registrant effective March 31, 2012. Effective April 1, 2012, Target will directly lease 100% of Ryan’s former space at the Property pursuant to the above-described put arrangement. Prior to execution of the Lease Termination Agreement, Ryan’s lease at the Property had been scheduled to terminate on July 31, 2015.

The Lease and the Lease Termination Agreement are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and each is incorporated herein by reference. The foregoing summaries of the Lease and the Lease Termination Agreement are qualified in their entirety by the complete text of the Lease and the Lease Termination Agreement.

Item 7.01. Regulation FD Disclosure.

On or about March 2, 2012, the Registrant will be mailing a letter to the holders of its preferred stock with information regarding the Lease with Target. The full text of the letter is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FSP 50 SOUTH TENTH STREET CORP.

Date: March 1, 2012	By: /s/ George J. Carter
George J. Carter President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Office Lease Agreement between FSP 50 South Tenth Street Corp. and Target Corporation dated effective February 29, 2012

10.2	Lease Termination Agreement between FSP 50 South Tenth Street Corp. and Ryan Companies US, Inc. dated effective February 29, 2012

99.1	Letter to holders of preferred stock in FSP 50 South Tenth Street Corp. to be mailed on or about March 2, 2012

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